RESOLUTION IN LIEU OF STOCKHOLDERS MEETING



     THE  UNDERSIGNED, being the sole Stockholder of TARRAB CAPITAL GROUP,  a

Nevada Corporation, in lieu of a Stockholders meeting, hereby consent to  the following resolutions:



          RESOLVED, that the Corporation enter into an Agreement and Plan of Merger with Worldwide Wireless Networks, Inc. (A copy of which is attached) with Worldwide Wireless Networks, Inc. remaining as the surviving corporation, and be it

          FURTHER RESOLVED, that the Corporation officers are hereby authorized to execute any and all documents necessary to accomplish the merger.


DATED: February 10, 2000

                                   /s/ Andreas Commins
                                   _________________________________
                                   ANDREAS COMMINS